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                                                                      Exhibit 11

                  PLATINUM technology, inc. and subsidiaries
                     Basic and Diluted Earnings Per Share
                   (In thousands, except per share amounts)

                                                             Three Months Ended
                                                                  March 31,
                                                             ------------------
                                                              1998       1997
                                                             -------   --------
Basic income (loss) per share:
  Net income (loss)                                          $ 3,665   $(25,269)
                                                             -------   --------
  Weighted average common shares outstanding                  64,249     60,947
                                                             -------   --------
           Per share amount                                  $  0.06   $  (0.41)
                                                             =======   ========
Diluted income (loss) per share:
  Net income (loss)                                          $ 3,665   $(25,269)
                                                             -------   --------
  Weighted average common shares outstanding                  64,249     60,947

  Add: Effect of dilutive securities
    Stock options                                              4,739        --
    Convertible preferred stock                                1,768        --
                                                             -------   --------
  Diluted weighted average common shares outstanding          70,756     60,947
                                                             -------   --------
           Per share amount                                  $  0.05   $  (0.41)
                                                             =======   ========